Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL SALES AND INCOME

PARK CITY, Utah, Jan 26/PRNewswire-First Call/— Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2006 first quarter ended December 31, 2005.  Net sales for the fiscal 2006 first quarter were $36.7 million compared to $35.3 million for the same quarter of fiscal 2005.  For the first quarter, net income was $3.5 million, or $0.30 diluted earnings per share, compared to $2.8 million, or $0.24 diluted earnings per share, for the same quarter of fiscal 2005.

Bill Gay, chairman and chief executive officer, commented, “Our management group is pleased with our overall results for the first quarter and is cautiously optimistic about the direction of the natural health food channel.  For the quarter, we saw improvements in our selling, general and administrative expenses.  During the next twelve months, management will focus on the consolidation, integration and enhancement of our manufacturing and service delivery systems in order to achieve the operational economies we believe are possible.  We continue our commitment to achieving long-term enhanced profitability through internal growth, acquisitions and expense control.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway® and Monarch Nutritional Laboratories™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2006 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31, 2005	September 30, 2005
Assets
Current assets, net	$45,837	$42,867
Property, plant and equipment, net	27,955	25,808
Goodwill	18,387	18,387
Other non-current assets, net	13,424	13,843
	$105,603	$100,905

Liabilities and Stockholders’ Equity
Current liabilities	$18,300	$16,074
Long-term liabilities	1,864	2,364
Stockholders’ equity	85,439	82,467
	$105,603	$100,905

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2005	2004
Net sales	$36,704	$35,299
Cost of sales	17,560	16,900
Gross profit	19,144	18,399
Operating expenses
Selling, general and administrative	13,446	13,590
Amortization of intangible assets	94	94
Income from operations	5,604	4,715
Interest and other (income)/expense, net	(11)	152
Income before provision for income taxes	5,615	4,563
Provision for income taxes	2,162	1,757

Net income	$3,453	$2,806

Net income per common share
Basic	$0.30	$0.24
Diluted	0.30	0.24

Weighted average common shares outstanding
Basic	11,471,136	11,496,692
Diluted	11,635,779	11,823,693

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2005	2004

Net income	$3,453	$2,806
Provision for income taxes	2,162	1,757
Interest and other (income)/expense, net (1)	(11)	152
Depreciation and amortization	1,141	1,119

EBITDA	$6,745	$5,834

(1)   Includes amortization of deferred financing fees and losses associated with fixed asset disposals,

        as well as payments received as settlement of litigation to which we were a plaintiff for the three months ended December 31, 2005.